Exhibit 10.1

Amendment No. 1 to the Executive
Employment Agreement
Between Track Group, Inc. and Peter K. Poli
Dated December 12, 2016

THIS AMENDMENT NO. 1 to that certain Executive Employment Agreement by and between Track Group, Inc. (the "Company") and Peter K. Poli (the "Employee") is entered into as of December 13, 2017.

WHEREAS, the Company and the Employee entered into that certain Executive Employment Agreement dated December 12, 2016 (the "Employment Agreement"); and

WHEREAS, the Board of Directors of the Company has agreed to increase Employee’s base salary, to provide Employee with Shares of Company common stock, and have agreed to the other terms contained herein.

NOW, THEREFORE, the parties agree to amend the Employment Agreement effective January 1, 2018, as follows:

1.      Paragraph 3A. shall be modified to change the base salary to $250,000.00 per calendar year effective January 1, 2018.

2. Paragraph 3 shall be amended by adding the following provision:

“Employee will be issued 150,000 unregistered restricted shares of Company common stock (the “Shares”). The Shares shall bear an applicable restrictive legend. The Shares shall vest as follows: (i) 50,000 Shares shall vest on January 1, 2018, (ii) 50,000 Shares shall vest on January 1, 2019 (iii) 50,000 Shares shall vest on January 1, 2020. In the event of Employee's death or permanent disability, all of the Shares shall immediately vest. Prior to the transfer of any of the Shares during any period during which the Shares are not registered by the Company under an effective registration statement filed, pursuant to the Securities Act of 1933, as amended, Employee shall comply with all laws and regulations for the transfer of restricted shares, as well as the Company's trading policies and procedures as set forth in the Corporate Governance Manual. The Company covenants that in the event it proposes to file a registration statement to register shares with the U.S. Securities and Exchange Commission ("SEC") and the Shares would be eligible for registration on such registration statement, the Company, with Employee's written consent, shall include the Shares in such registration statement.

Subject to paragraph 5, in the event Employee's employment with the Company is terminated before all of the Shares are vested, Employee shall forfeit any unvested Shares.

D. Change of Control. In the event that, at any time during the Executive’s employment under this Agreement, the Company experiences a Change of Control (as hereinafter defined), the Executive shall be entitled to receive a cash payment equal to twelve (12) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right.

For purposes of this Agreement, a “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the Common Stock of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, hold a majority of the voting power of the Company after such merger, consolidation or reorganization.”

3. Paragraph 5A. shall be deleted in its entirety and replaced with the following:

“A. Employment Term of Agreement. The “Employment Term” of this Agreement shall commence on January 1, 2018 and shall continue in effect for a period of thirty-six (36) months or until terminated by one of the parties pursuant to the terms of this Section 5. Following such thirty-six (36) month period (and each twelve (12) month period thereafter), the Employment Term shall automatically renew for successive twelve (12) month periods unless either party hereto notifies the other party at least six (6) months in advance of the applicable period of its intent to not renew the Agreement.”

6. Paragraph 5B. (II) (ii) shall be modified to provide that for purposes of the Severance Payment the Target Bonus shall be deemed to be vested and earned.

IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 1 to the Executive Employment Agreement between Track Group, Inc. and Peter K. Poli dated December 12, 2016, in the case of the Company by its duly authorized Board Member, as of the day and year first above written.

TRACK GROUP, INC. By: /s/ Guy Dubois Guy Dubois Chairman of the Board	EMPLOYEE /s/ Peter K. Poli Peter K. Poli